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                                                                    EXHIBIT 99.2


                   TEXT OF PRESS RELEASE DATED MARCH 17, 1998



FOR IMMEDIATE RELEASE

ARBOR SOFTWARE CORPORATION RAISES $100 MILLION THROUGH OFFERING OF CONVERTIBLE SUBORDINATED NOTES

Sunnyvale, California, March 17, 1998 -- Arbor Software Corporation ("Arbor") announced the closing of its previously announced offering of convertible subordinated notes to qualified institutional investors in the United States. The Company sold $100 million of convertible subordinated notes. The notes have a term of seven years with an interest rate of 4 1/2% per year and will be convertible into Arbor Common Stock at a price of $56.357 per share. No other terms were disclosed.


     Arbor stated that it expects to use the net proceeds of the offering to strengthen its financial condition, to provide working capital and for general corporate purposes, and to provide itself with additional financial flexibility to take advantage of business opportunities as they may arise. Arbor also stated that although it continually evaluates potential acquisitions of complementary businesses, products and technologies, it currently has no agreements, understandings or commitments with respect to any proposed acquisitions or investments.

     The securities offered were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.